Exhibit 3.4

CERTIFICATE OF
RESTATED ARTICLES OF INCORPORATION OF
OASIS OIL CORPORATION

The undersigned do hereby certify and declare:

1. That they are, respectively, the President and the Secretary of Oasis Oil Corporation, a Nevada corporation, and that they have been duly authorized by a resolution duly adopted by the Board of Directors of said corporation at a meeting thereof duly called and held on January 28, 2000, at which a quorum of directors was present and participating, to execute and file this certificate.

2. That this certificate and the attached Restated Articles of Incorporation correctly set forth the Articles of Incorporation of said corporation as amended through the date hereof,  which Articles of Incorporation now read as set forth in the attachment hereto.

IN WITNESS OF THE FOREGOING, The undersigned have executed this Certificate on the date set forth below;

Dated January 28, 2000

C.A. Beane, as President

James Hagan, as Secretary

RESTATED
ARTICLES OF INCORPORATION OF
OASIS OIL CORPORATION

ARTICLE I

The name of this corporation is OASIS OIL CORPORATION.

ARTICLE II

The total authorized capital stock of this corporation shall be (i) Three Million Five Hundred Thousand Dollars ($3,500,000.00) which shall be divided into fifty million (50,000,000) shares of common stock with a par value of five cents per share and (ii) one million shares of preferred stock with a par value of $1.00 per share.